Exhibit 10.5

«Grant_Date»

«Full_Name»

IntriCon Corporation

1260 Red Fox Road

Arden Hills, MN 55112

Dear «M_1st_Name»:

I am pleased to inform you that on «Grant_Date» the Compensation Committee (the “Committee”) of the Board of Directors of Intricon Corporation granted you Performance Restricted Stock Units for shares of Common Stock of the Company (“PRSUs”) under the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”), subject to the restrictions and on the terms and conditions set forth in this Award and the Plan. The actual number of shares, if any, that you will receive (“Shares”) will be determined upon the Company’s level of achievement of the performance standards set forth on Exhibit A hereto (“Performance Standards”) during the performance period set forth on Exhibit A hereto (“Performance Period”) as determined by the Committee. Capitalized terms used but not defined in this Award shall have the meanings set forth in the Plan.

1.    Vesting of PRSUs.

(a)    Except as provided in Paragraphs 2(b), 2(c) and 3, the vesting of the PRSUs is contingent upon (i) the Company’s level of achievement of the Performance Standards during the Performance Period, and (ii) your continued employment with the Company and its Subsidiaries through the Vesting Date (as defined below). Any PRSUs that do not become vested as provided in Exhibit A (or Paragraphs 2(b), 2(c) and 3) shall be forfeited. PRSUs will vest and Shares will be delivered only upon certification by the Committee of the level of achievement of the Performance Standards previously established and approved by the Committee for the Performance Period (the date of any such certification, the “Vesting Date”).

2.    Termination of Employment. Anything in the Plan or any employment agreement to the contrary notwithstanding:

(a)    in the event of the termination of your employment prior to the Vesting Date, you shall forfeit any unvested PRSUs and shall not have any right to payment in respect thereof, unless otherwise provided in Paragraph 2(b), Paragraph 2(c) or Paragraph 3 below.

«Full_Name»

(b)    if your employment terminates prior to the Vesting Date on account of death or Disability, your PRSUs will vest in full at the Target level (as set forth on Exhibit A).

(c)    if your employment terminates prior to the Vesting Date on account of your Retirement or Involuntary Termination (as defined in your employment agreement, if any), a pro rata portion (based on the number of days of between the date of this letter and the date of your Retirement or Involuntary Termination) divided by the number of days between the date of this letter and the last day of the Performance Period) of your PRSUs will vest and Shares will be delivered upon certification by the Committee of the level of achievement of the Performance Standards previously established and approved by the Committee for the Performance Period as provided in the last sentence of Section 1; provided, however, if the date of your Retirement or Involuntary Termination is after the last day of the Performance Period, no pro ration shall be required.

3.    Change in Control. Section 6.3 of the Plan shall govern the vesting of PRSUs in the event of a Change in Control prior to the Vesting Date.

4.    Securities Laws. The Committee may from time to time impose any conditions on the Shares issuable with respect to PRSUs as it deems necessary or advisable to comply with the then-existing requirements of federal and state securities laws and regulations, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission, and to ensure that Shares are issued and resold in compliance with such laws and regulations.

5.    Delivery of Shares.

(a)    Within ten (10) business days following the Vesting Date (including any accelerated vesting date provided in this Award or the Plan), the Company shall issue to you, either by book-entry registration or issuance of a stock certificate or certificates, a number of shares of Common Stock equal to the number of PRSUs determined to be due hereunder; provided that, other than with respect to a Vesting Date that arises as a result of Section 2(b), the shares of Common Stock shall be delivered to you in the calendar year immediately following the expiration of the Performance Period. Any shares of Common Stock issued to you hereunder shall be fully paid and non-assessable.

(b)    At the time of vesting, the Company shall withhold from any shares of Common Stock deliverable in payment of the PRSUs a number of shares of Common Stock having a value equal to the minimum amount of income and employment taxes required to be withheld under applicable laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. Any fractional shares resulting from the payment of the withholding amounts shall be liquidated and paid in cash to the U.S. Treasury as additional federal income tax withholding for you. You shall be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon vesting of the PRSUs. Notwithstanding the foregoing, prior to the date that such withholding taxes are due to the appropriate taxing authorities as a result of the vesting of the PRSUs, you may pay to the Company in cash or cash equivalents the amount of such withholding taxes, in which case such withholding taxes will not be withheld from the Shares deliverable in payment of the PRSUs.

6.    Restriction on Transfer of PRSUs. PRSUs may not be assigned, sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution.

7.    Award Not to Affect Employment. This Award shall not confer upon you any right to continue as an employee, officer or director of the Company or any subsidiary of the Company or interfere in any way with the right of the Company or any subsidiary to terminate your employment or service for any or no reason.

1260 Red Fox Road ● Arden Hills, MN 55112 ● Tel: 651-636-9770 ● Fax: 651-357-1097 ● www.IntriCon.com

«Full_Name»

8.    No Rights as a Shareholder. You shall not have any rights as a shareholder, including voting or dividend rights, with respect to shares of Common Stock covered by this Award until you become the holder of record with respect to such shares in accordance with this Award and the Plan. No adjustment shall be made for dividends or other rights for which the record date is prior to the Vesting Date.

9.    Miscellaneous.

(a)    The Company will use your address as reflected in the Company’s personnel records, or such other address as you may provide to the Company by written notice, as the address to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof will be sent.

(b)    This Award may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

(c)    The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

(d)    You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Minnesota and of the United States of America, in each case located in Minneapolis, Minnesota, for any actions, suits or proceedings arising out of or relating to this Award and the transactions contemplated hereby (“Litigation”) and agree not to commence any Litigation except in any such court, and further agree that service of process, summons, notice or document by U.S. registered mail to your address shall be effective service of process for any Litigation brought against you in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation in the courts of the State of Minnesota or of the United States of America, in each case located in Minneapolis, Minnesota, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Litigation brought in any such court has been brought in an inconvenient forum.

10.    Clawback or Repayment Policy. This Award shall be subject to any clawback or repayment policy of the Company that is currently in effect or that is hereinafter adopted.

11.    Incorporation of Plan Terms. This Award is subject to the terms and conditions of the Plan. Such terms and conditions of the Plan are incorporated into and made a part of this Award by reference. In the event of any conflicts between or among the provisions of this Award, the terms of the Plan and the provisions of any employment agreement between the Company and you, the Committee shall reconcile such conflicts in a manner that is not inconsistent with the Plan.

IN WITNESS WHEREOF, the Company has granted this Award on the day and year first above written.

INTRICON CORPORATION

BY:	_________________________
«From»
«Title»

1260 Red Fox Road ● Arden Hills, MN 55112 ● Tel: 651-636-9770 ● Fax: 651-357-1097 ● www.IntriCon.com

«Full_Name»

I hereby acknowledge receipt of a copy of the forgoing Award and the Plan and, having read them hereby, signify my understanding of, and my agreement with, their terms and conditions. I accept this Award in full satisfaction of any previously written or verbal promises made to me by the Company with respect to performance restricted stock unit grants.

«Full_Name»	(Date)

1260 Red Fox Road ● Arden Hills, MN 55112 ● Tel: 651-636-9770 ● Fax: 651-357-1097 ● www.IntriCon.com

«Full_Name»

intricon corporation

PERFORMANCE RESTRICTED STOCK UNIT AWARD

EXHIBIT A

Performance Standards:	Performance Restricted Stock Units Earned

Number of Share issuable for Performance Standard between “Threshold” and “Target” or “Target” and “Maximum” will be prorated.

For purposes of this Award:

(a)	“Performance Standards” means [ ].
(b)	“Performance Period” means [ ].

1260 Red Fox Road ● Arden Hills, MN 55112 ● Tel: 651-636-9770 ● Fax: 651-357-1097 ● www.IntriCon.com